Exhibit (a)(5)

Exhibit (a)(5)

J.P.Morgan

August 27, 2015

The Board of Directors

Siliconware Precision Industries Co., Ltd. No. 123, Sec. 3, Da Fang Road

Tantzu, Taichung

Taiwan, Republic of China

Members of the Board of Directors:

Reference is made to the tender offer (the “Tender Offer”) announced on August 21,

2015 by Advanced Semiconductor Engineering, Inc. (“ASE’’), to purchase up to

779,000,000 common shares, par value NT$10 per share (the “Common Shares”), of Siliconware Precision Industries Co., Ltd. (the “Company”), including Common Shares represented by American Depositary Shares (“ADSs”), which represents approximately 24.99% of the issued and outstanding share capital of the Company, through concurrent tender offers in the United States (the “US Offer”) for ADSs (each ADS representing five Common Shares) for NT$225 per ADS in cash (the “ADS Consideration”), and in Taiwan (the “Taiwan Offer”) for Common Shares for

NT$45 per Common Share in cash (the “Common Share Consideration”).

You have requested our opinion as to the adequacy, from a financial point of view, of the ADS Consideration to be paid to the holders of ADSs in the US Offer and the Common Share Consideration to be paid to the holders of Common Shares in the Taiwan Offer.

In connection with preparing our opinion, we have (i) reviewed the tender offer statements filed by ASE with the U.S. Securities and Exchange Commission on August 21, 2015 and August 24, 2015, respectively, with respect to the US Offer (the “US Tender Documents”); (ii) reviewed the tender offer documents filed by ASE with the Republic of China Financial Supervisory Commission on August 21, 2015 and August 24, 2015, respectively, with respect to the Taiwan Offer (the “Taiwan Tender Documents”); (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Common Shares and ADSs and certain publicly traded securities of such other companies; (v) compared the proposed financial terms of the Tender Offer with the publicly available financial terms of certain transactions involving companies we deemed relevant and the

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consideration paid for such companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Tender Offer, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Tender Offer will be consummated as described in the US Tender Documents and the Taiwan Tender Documents. We have also assumed that the statements made by ASE and others in the US Tender Documents and the Taiwan Tender Documents are accurate and complete in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Tender Offer will be obtained without any adverse effect on the Company or on the Tender Offer.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the adequacy, from a financial point of view, of the ADS Consideration to be paid to the holders of ADSs in the US Offer and of the Common Share Consideration to be paid to the holders of Common Shares in the Taiwan Offer, and we express no opinion as to the adequacy of any consideration paid in connection with the Tender Offer to the holders of any other class of securities, creditors or

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other constituencies of the Company or as to the underlying decision by any holder of ADSs or Common Shares to participate in the Tender Offer. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Tender Offer, or any class of such persons relative to the ADS Consideration or Common Share Consideration to be paid to the holders of ADSs or Common Shares, respectively, in the Tender Offer or with respect to the adequacy of any such compensation.

This letter and our opinion herein do not constitute a recommendation to the Board of Directors of the Company, any holder of ADSs or Common Shares or any other person in connection with the Tender Offer. Our opinion does not address the Company’s underlying business decision to recommend that the holders of ADSs or Common Shares accept or, as the case may be, reject the Tender Offer, the relative merits of the Tender Offer as compared to any alternative business or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We are acting as financial advisor to the Company with respect to the Tender Offer and will receive a fee from the Company for our services. We may also be entitled to receive additional fees from the Company for our services, which fees are contingent upon the consummation of an alternative transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as bookrunner for the Company’s convertible bond offering completed in October 2014 and providing ADR depositary services to the Company in 2015. In addition, our commercial banking affiliate is a lender under outstanding credit facilities of ASE for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or ASE or any affiliate thereof, in each case, for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the ADS Consideration to be paid to the holders of ADSs in the US Offer and the Common Share Consideration to be paid to the holders of Common Shares in the Taiwan Offer are inadequate, from a financial point of view, to such holders of ADSs and Common Shares, respectively.

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The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided solely for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Tender Offer, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Board of Directors of the Company or be used or relied upon for any other purpose. This opinion does not constitute a recommendation to any holder of ADSs or Common Shares as to whether such holder should tender its shares into the Tender Offer. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED